[LETTERHEAD OF WILLIAMS & WEBSTER, P.S.]





                    CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS



Board of Directors
Luna Medical Technologies, Inc.
Vancouver, British Columbia, Canada



We consent to the use of our audit report dated May 31, 1999 (Except for Note 8, as to which the date is September 17, 1999), on the financial statements of Luna Medical Technologies, Inc. as of March 31, 1999, for the filing with and attachment to the Form SB-2, filed in April 2000.



/s/ Williams & Webster, P.S.
----------------------------
Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington


April 27, 2000